Exhibit 3.1

THE BOARD OF DIRECTORS

OF

CANNABICS PHARMACEUTICALS INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 6th November, 2019;

The Board of Directors which was present for this meeting & took active part therein was:

Eyal Barad

Itamar Borochov

WHEREAS there has been presented to and considered by this meeting a Motion to nominate our Director and Board Member GABRIEL YARIV as Chief Operating Officer of the Company;

NOW THEREFORE BE IT RESOLVED that the Board of Directors, having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS §78.315 have decided unanimously and RESOLVED that:

GABRIEL YARIV is hereby nominated and has accepted our nomination as Chief Operating Officer of the Company.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 6th November, 2019

/s/ David E. Price

David E. Price, Esq., Secretary